EXHIBIT 99.1

NEWS RELEASE for February 13, 2004 at 7:35 AM EST

Contact:	Allen & Caron	Catalina Lighting, Inc.
	Jay McKeage (investors)	Stephen Marble
	jay@allencaron.com	Acting Chief Financial Officer
	(212) 691-8087	(305) 558-4777
or
Kari Paskewicz (media)
kari@allencaron.com
(630) 759-9640

CATALINA LIGHTING REPORTS FIRST QUARTER, FISCAL 2004 RESULTS

MIAMI (February 13, 2004) … Catalina Lighting, Inc. (Nasdaq:CALA), a leading international designer, manufacturer, and distributor of lighting products for residential and office environments, today announced results for its first quarter ended December 31, 2003. Net income for the quarter was down slightly to $1.9 million, or $0.33 per diluted share, from the prior year’s first quarter result of $2.1 million, or $0.37 per diluted share. Catalina’s U.K. division reported a sales increase of $5.8 million, or 17 percent over the prior year period. The increased U.K. sales were offset by the loss of the largest do-it-yourself (DIY) customer in the U.S. during the second quarter of fiscal 2003. Excluding the impact of the loss of this customer, U.S. sales increased in the remaining customer base by $730,000, or 11 percent.

Commenting on these results, Catalina CEO Bob Varakian said, “We are pleased with the continued solid results of our U.K. division. We also believe we are positioned to reap the benefits of our focus on re-establishing Catalina as a dominant player in the U.S. in both the office superstore and DIY channels. We also expect that the planned growth of our track and recessed lines will benefit our Asian manufacturing and distribution division through increased factory utilization and reduced production costs.”

Sales for the first quarter in fiscal 2004 were essentially unchanged at $56.2 million from sales for the same period in fiscal 2003. Gross profit for the first quarter of fiscal 2004 was 21.9 percent, up from 20.8 percent from the same period in fiscal 2003. The increase in the gross profit percentage was a result of the strengthening British Pound, the Company’s ongoing focus on profitability and changes in product and customer mix.

Catalina also announced that it has continued to emphasize new product introductions across a broad range of lighting categories. During the first quarter of fiscal 2004, Catalina introduced new designs in the pendant, accent lamps and vanity categories. Other categories that have been recently redesigned include task lamps, torchiere, track, recessed and outdoor lighting. Catalina also introduced an innovative line of furniture items with built-in lighting at the October trade show in High Point, NC.

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CATALINA LIGHTING REPORTS FIRST QUARTER, FISCAL 2004 RESULTS

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Catalina also introduced over 200 upscale SKUs at the Dallas Lighting Show in January 2004, targeting the previously untapped lighting showroom channel. These products included decorative chandeliers, pendants, and bath lighting products. These items will be sold under the Aziano™ trademark.

About Catalina Lighting Inc

Catalina Lighting, Inc. is a leading international designer, manufacturer, and distributor of residential and office lighting products. The Company’s broad product line includes functional and decorative table lamps; ceiling, wall, recessed, vanity and track lighting fixtures; emergency and outdoor lighting; and chandeliers. Its line is distributed under several brand names, including Catalina®, Dana®, Ring®, Illuminada® and Aziano™. The Company also functions as an OEM, selling goods under its customers’ private labels.

This press release includes statements that constitute “forward-looking” statements, including, without limitation, that the Company believes that it is positioned to reap the benefits of its focus on re-establishing Catalina as a dominant player in the U.S. in both the office superstore and DIY channels, and that the Company expects that the planned growth of its track and recessed lines will benefit its Asian manufacturing and distribution division through increased factory utilization and reduced production costs. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: general domestic and international economic conditions which may affect consumer spending; the success or failure of the reorganization of the Company’s sales structure; the success or failure of the reorientation of the Company’s brand strategy; reliance on key customers who may delay, cancel or fail to place orders; continued acceptance of the Company’s products in the marketplace; continued strength in sales by the Company’s U.K. business segment; new products and technological changes and delays associated therewith; pressures on product prices and pricing inventories; increases in the costs of labor and raw materials; dependence upon third-party vendors and imports from China, which may limit the Company’s margins or affect the timing of revenue and sales recognition; disruption in local and international travel and shipping regimens, particularly in, to, and from Asia; competitive developments, changes in manufacturing and transportation costs, the availability of capital, the ability to satisfy the terms and covenants of credit and loan agreements, and the impact of increases in borrowing costs, each of which affect the Company’s short-term and long-term liquidity; foreign currency exchange rates; changes in the Company’s effective tax rate; the Company’s ability to improve its operating efficiencies or customer service capabilities; the continued success of the Company’s expense control program and improvements in gross profits; unanticipated or unusual costs or expenses; and other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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CATALINA LIGHTING REPORTS FIRST QUARTER, FISCAL 2004 RESULTS

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CATALINA LIGHTING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Quarter Ended December 31,
	2003	2002
	(Unaudited)
Net sales	$56,227	$56,170
Cost of sales	43,918	44,459

Gross profit	12,309	11,711

Selling, general and administrative expenses	8,504	7,267

Operating income	3,805	4,444

Other income (expenses)
Interest expense	(759)	(1,033)
Foreign currency loss, net	(59)	(132)
Other income (expenses)	(10)	25

Total other expenses	(828)	(1,140)

Income before income taxes	2,977	3,304
Income tax (provision) benefit	(1,042)	(1,157)

Net income	$1,935	$2,147

Earnings per share
Basic
Earnings per share	$0.35	$0.39
Weighted average number of shares	5,571	5,555
Diluted
Earnings per share	$0.33	$0.37
Weighted average number of shares	5,905	5,809

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